Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.  333-70608, 333-119123 and 333-173961) of Perfumania Holdings, Inc. of our report dated April 16, 2012 relating to the consolidated financial statements of Perfumania Holdings, Inc. and Subsidiaries as of January 28, 2012 and January 29, 2011 and for the years then ended included in this annual report on Form 10-K of Perfumania Holdings, Inc. and Subsidiaries for the year ended January 28, 2012.

/s/ J.H. Cohn LLP
Jericho, New York
April 16, 2012